Exhibit 99.1

Press Release

LTX-Credence Announces Exchange Offer for its 3.5% Convertible Senior Subordinated Notes due May 15, 2010

Milpitas, Calif., April 22, 2009 — LTX-Credence Corporation (NASDAQ: LTXC), a global provider of focused, cost-optimized ATE solutions, today announced that it has commenced an exchange offer for any and all of its outstanding 3.5% Convertible Senior Subordinated Notes due May 15, 2010 (the “Old Notes”). For each $1,000 principal amount of Old Notes, LTX-Credence is offering to exchange (the “exchange offer”) the following exchange offer consideration:

•	LTX-Credence’s 3.5% Convertible Senior Subordinated Notes due May 15, 2011 (“New Notes”) in the principal amount of $750; plus

•	a cash payment equal to $199.6875; plus

•	a cash payment equal to the accrued and unpaid interest thereon to, but excluding, the settlement date.

The terms of the New Notes will be substantially the same as the terms of the Old Notes, except that the New Notes will mature on May 15, 2011 and, upon maturity of the New Notes, in addition to the requirement to repay the outstanding principal of the New Notes, together with any accrued and unpaid interest thereon, LTX-Credence will also be required to pay a maturity premium equal to 7.5% of such principal.

As of April 21, 2009, the aggregate principal amount of Old Notes outstanding was $33,304,000. Tradewinds Global Investors, LLC, an investment advisor to clients that, as of April 17, 2009, beneficially owned Old Notes representing approximately 93.7% of the aggregate principal amount of all Old Notes then outstanding, has agreed to instruct, and use its commercially reasonable efforts to cause, all of its client accounts to irrevocably tender pursuant to the exchange offer all Old Notes beneficially owned by its client accounts in accordance with the terms and conditions of the exchange offer as set forth in the offering circular dated April 22, 2009 (the “Offering Circular”).

The exchange offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) thereof. The exchange offer is scheduled to expire at 5:00 p.m. New York City time on Wednesday, May 20, 2009, unless the exchange offer is extended or earlier terminated by LTX-Credence. Tendered Old Notes may be withdrawn at any time prior to 5:00 p.m. on the expiration date.

– more –

LTX-Credence Announces Exchange Offer for its 3.5% Convertible Senior Subordinated Notes due May 15, 2010

The terms and conditions of the exchange offer appear in the Offering Circular and the related letter of transmittal, both of which will be distributed to all holders of the Old Notes. Subject to applicable law, LTX-Credence may, in its sole discretion, waive any condition applicable to the exchange offer or extend or terminate or otherwise amend the exchange offer. The consummation of the exchange offer will be subject to certain conditions, as more fully described in the Offering Circular. Neither the Board of Directors of LTX-Credence nor any other person is making any recommendation to holders of Old Notes as to whether or not they should tender their Old Notes pursuant to the exchange offer and no one has been authorized to make such a recommendation.

The exchange agent for the exchange offer is The Bank of New York Mellon Trust Company, N.A. Any questions regarding the exchange offer, requests for assistance in tendering Old Notes or requests for additional copies of the Offering Circular or the related letter of transmittal should be directed to The Bank of New York Mellon Trust Company, N.A. at (212) 815-3738.

This news release shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. The exchange offer may be made only pursuant to the terms of the Offering Circular, the related letter of transmittal and the other related exchange offer materials. A tender offer statement on Schedule TO, including the Offering Circular and the related letter of transmittal, describing the exchange offer will be filed with the Securities and Exchange Commission. Holders of the Old Notes are encouraged to read the Schedule TO and its exhibits carefully before making any decision with respect to the exchange offer because it contains important information. The Schedule TO, Offering Circular, related letter of transmittal and other related exchange offer documents will be available free of charge at the website of the Securities and Exchange Commission – www.sec.gov. In addition, LTX-Credence will provide copies of the Schedule TO and related documents upon request free of charge to holders of its Old Notes.

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions, including, with limitations, “believe(s),” “intend(s),” “expect(s),” “will,” “should,” “could, “plan(s),”

– more –

LTX-Credence Announces Exchange Offer for its 3.5% Convertible Senior Subordinated Notes due May 15, 2010

“anticipates(s),” “estimate(s),” “predict(s),” “potential,” “targets(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to successfully integrate the operations and employees of our legacy companies LTX and Credence; current weak worldwide economic conditions; the ability to realize synergies and cost savings anticipated from the merger of LTX and Credence; the risk of fluctuations in sales and operating results; risks related to the timely development of new products, options and software applications and the other factors described in LTX’s Annual Report on Form 10-K for the fiscal year ended July 31, 2008 and Credence’s Annual Report on Form 10-K for the fiscal year ended November 3, 2007 and LTX-Credence’s most recent Quarterly Report on Form 10-Q each filed with the SEC. LTX-Credence disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About LTX-Credence Corporation

Formed by the 2008 merger of LTX Corporation and Credence Systems Corporation, LTX-Credence is a global provider of focused, cost-optimized ATE solutions designed to enable customers to implement best-in-class test strategies to maximize their profitability. LTX-Credence addresses the broad, divergent test requirements of the wireless, computing, automotive and entertainment market segments, offering a comprehensive portfolio of technologies, the largest installed base in the Asia-Pacific region, and a global network of strategically deployed applications and support resources. Additional information can be found at www.LTX-Credence.com.

Contact

Mark Gallenberger, LTX-Credence Corporation

Tel. 781.467.5417

Email mark_gallenberger@ltx-credence.com

LTX-Credence is a trademark of LTX-Credence Corporation.

All other trademarks are the property of their respective owners.

Source LTX-Credence Corporation

www.ltx-credence.com